CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Mutual Funds, Inc. and to the use of our report dated February 28, 2012 on the financial statements and financial highlights of The Internet Fund, The Global Fund, The Paradigm Fund, The Medical Fund, The Small Cap Opportunities Fund, The Market Opportunities Fund, The Alternative Income Fund (formerly The Water Infrastructure Fund), and The Multi-Disciplinary Fund, each a series of shares of Kinetics Mutual Funds, Inc.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 28, 2012